Exhibit 99.1

Allarity Therapeutics Strengthens Leadership with Key Appointments to Accelerate Stenoparib PARP Inhibitor Program

-	Former Eli Lilly Research Fellow Jeremy R. Graff, Ph.D., appointed as President and Chief Development Officer to lead the Company’s clinical development programs
-	Eli Lilly and Celgene veteran Jose Iglesias, M.D., joins as Consultant Chief Medical Officer to drive the stenoparib program toward regulatory approval
-	Former President of Novo Nordisk’s U.S. Operations, Jesper Høiland, appointed as Strategic Advisor to guide strategic initiatives and optimize commercial potential

Boston (October 3, 2024) — Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a clinical-stage pharmaceutical company dedicated to developing personalized cancer treatments, today announced several key leadership appointments to accelerate its clinical and strategic development.

To further advance its clinical development efforts, Allarity has appointed Jeremy R. Graff, Ph.D., as President and Chief Development Officer. Dr. Graff, who has been a consultant to the Company since December 2023, will now take on a more formal leadership role. He brings over 25 years of experience in the biotech and pharmaceutical industry, with a distinguished track record in the development of targeted cancer therapies. During his nearly 17-year tenure at Eli Lilly and Company, Dr. Graff established and led the translational oncology group, advancing 31 clinical assets in the company’s oncology portfolio. Dr. Graff also serves as a member of the Board of Directors of IN8bio, Inc., a member of the Board of Trustees for the Wood Hudson Cancer Research Laboratory, and is on the Scientific Advisory Board of Avicenna Biosciences, Inc. Dr. Graff’s contributions to the field of oncology are highlighted by his numerous patents and more than 60 publications, which have garnered over 22,000 citations. He completed a post-doctoral fellowship at the Johns Hopkins University School of Medicine. In his new role at Allarity, Dr. Graff will continue to oversee the Company’s clinical development programs, including the advancement of its dual PARP and Tankyrase inhibitor, stenoparib, alongside Allarity’s Drug Response Predictor (DRP®) companion diagnostic.

Dr. Graff commented, “I am honored to take on the role of President and Chief Development Officer at Allarity Therapeutics. Having worked closely with the team over the past year, I’ve seen firsthand the tremendous potential of stenoparib, especially when combined with the DRP. I look forward to continuing to drive our clinical programs forward, leveraging our innovative approach to personalized cancer treatment. Together, we will work to bring new therapies to patients who urgently need them.”

Additionally, Allarity is pleased to announce the appointment of Jose Iglesias, M.D., as Consultant Chief Medical Officer. Dr. Iglesias, with over 35 years of global experience in the pharmaceutical industry, will significantly enhance the Company’s expertise in oncology clinical development. His appointment comes as Allarity accelerates the stenoparib program’s path toward regulatory approval for the treatment of advanced ovarian cancer.

Dr. Iglesias has had a distinguished career spanning more than 35 years, working with both large pharma and biotech companies. His career includes leadership roles at Biothera, Boston Biomedical, Celgene Corporation, and Eli Lilly and Company. At Celgene, Dr. Iglesias served as Vice President of Clinical Development, where he oversaw the Phase III development of Abraxane for pancreatic cancer, lung cancer, and metastatic breast cancer. He has designed and led all phases of oncology clinical trials, including large Phase III registration studies involving over 2,000 patients. Throughout his career, Dr. Iglesias has made significant contributions to oncology research, with his work extensively published in oncology literature, amassing over 9,000 citations. Dr. Iglesias graduated from medical school in 1986, completed fellowships at both Duke University and University of Toronto, and spent two years working in oncology clinics and private oncology and hematology practice before transitioning into the pharmaceutical industry.

Dr. Iglesias commented, “I am excited to join Allarity Therapeutics as Consultant Chief Medical Officer at this crucial time for the company. With over three decades in oncology drug development, I’m eager to contribute to the advancement of stenoparib and help navigate its path toward regulatory approval. I believe in the potential of this innovative therapy to make a significant difference for patients with advanced ovarian cancer, and I look forward to working with the Allarity team to explore its broader applications across other cancer types.”

In further strengthening its leadership team, Allarity has appointed Jesper Høiland, the former President of Novo Nordisk’s U.S. operations, as a key Strategic Advisor. Mr. Høiland’s global pharmaceutical leadership experience will be instrumental in advancing the Company’s strategic initiatives, particularly around the anticipated commercialization of stenoparib.

Besides having been President for the U.S. organization of Novo Nordisk, where he was responsible for pricing, product launches, and infrastructure development, Mr. Høiland has also served as President and CEO of Radius Health and as Global Commercial Officer at Ascendis Pharma. Mr. Høiland’s board experience includes serving on the boards of Concert Pharma and Leo Pharma, and his current roles as Chairman at SciBase and Board Member at ALK. His academic background includes a Master’s Degree in Management from Copenhagen Business School and participation in prestigious leadership programs at Harvard Business School, INSEAD, and IMD. Having lived and worked in the U.S., Switzerland, Denmark, Australia, France, Belgium, and Canada, Mr. Høiland brings a truly global perspective to his role at Allarity.

Mr. Høiland commented, “I am impressed with the Allarity’s management team and its technology, and I’m eager to contribute to Allarity’s future development and strategic direction. With my experience in global pharmaceutical leadership, I will help the company realize the commercial potential of stenoparib and the DRP. The company’s dedication to advancing personalized cancer treatments aligns perfectly with my own values, and I look forward to helping bring this innovative approach to cancer treatment to patients around the world.”

Thomas Jensen, CEO of Allarity Therapeutics, commented on the appointments: “We are thrilled to welcome Jeremy Graff, Jose Iglesias, and Jesper Høiland to their new roles within Allarity. Each brings a wealth of experience and proven leadership in their respective fields, which will be instrumental as we continue to advance stenoparib’s development. Dr. Graff’s deep expertise in oncology drug development, combined with his track record in advancing targeted cancer therapies, will be invaluable. Dr. Iglesias’ extensive clinical oncology background will strengthen our strategy and drive stenoparib toward regulatory approval. Jesper Høiland’s insights from global pharmaceutical leadership, particularly in financing and commercial strategy, will help us optimize the commercial potential of the DRP and stenoparib. I am confident their combined expertise will enhance our efforts to bring innovative cancer therapies to patients in need.”

Allarity Therapeutics is actively advancing its lead program, stenoparib, a novel dual-targeted inhibitor of PARP1/2 and Tankyrase 1 and 2, has continued to demonstrate its potential as a promising therapeutic option for patients with advanced ovarian cancer.

About Stenoparib

Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and Tankyrase 1 and 2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the Wnt signaling pathway. Aberrant Wnt/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking Wnt pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic. Allarity has exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has proven its ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients dozens of clinical studies (both retrospective and prospective). The DRP platform, which can be used in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/Tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® companion diagnostic for patient selection in the ongoing phase 2 clinical trial, NCT03878849. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the expected outcomes of ongoing and future clinical trials for stenoparib, the potential for achieving durable clinical benefits for patients, and the Company’s strategic plans to pursue regulatory approvals for its lead therapeutic candidate. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, Allarity’s ability to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive reviews of the data, and as more patient data become available, the risk that results of a clinical study are subject to interpretation and additional analyses may be needed and/or may contradict such results, the receipt of regulatory approval for stenoparib or any of our other therapeutic candidates and companion diagnostics or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our therapeutic candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1 registration statement filed on October 30, 2023, as amended and our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com